EXHIBIT 2.5

                                 TFG LETTERHEAD


September 10, 2001

Mr. Mark Armstrong
President
Match Creative, LLC
9107 Wilshire Blvd.
Mezzanine
Beverly Hills, CA 90210

      Re:   MATCH CREATIVE, LLC

Dear Mr. Armstrong:

This letter agreement will act to amend the agreement dated as of July 1, 2001 (the "Agreement") between Total Film Group, Inc. ("TFG") on the one hand and yourself ("Armstrong") on the other hand relating to the limited liability corporation known as Match Creative, LLC. ("Match").

TFG agrees that it shall waive any and all interest it may have in Match, including but not limited to its capital, profit, voting and any right to the $40,909.60 it has contributed to the capital of Match Pursuant to the Agreement, upon execution of this Letter Agreement.

Armstrong and Match hereby waive any rights they may have against TFG for any and all funds remaining to be paid by TFG pursuant to the Agreement.

The parties agree that neither Match nor Armstrong has any ongoing obligation to TFG to account for its member's interest in Match. Additionally, this agreement shall act as Match's election to acquire TFG's interest in Match. TFG's assigns to Armstrong all of it's interest in Match's capital, profit and voting rights and that no further monies are due to TFG pursuant to this obligation. The parties agree that TFG has no right to audit the books and records of Match.

The parties further understand and agree that certain administrative items need to be handled, including but not limited to the division of the 401k account on behalf of the employees of both TFG and Match. The parties hereby agree to handle these matters as quickly as practicable for both sides and shall coordinate the division of such items. Each side shall bear their own expenses in relation to such division.

Except as set forth above, all of the other terms and conditions of the Agreement shall remain in full force and effect. TFG agrees that none of the remaining matters are material and shall have no effect on the terms set forth in this letter.

Very truly yours,
Total Film Group, Inc.


/s/ Jeff Hoffman
--------------------------
Jeff Hoffman
Chief Executive Officer


AGREED AND ACCEPTED:
MATCH CREATIVE, LLC.

By: /s/ Mark Armstrong
--------------------------
      Mark Armstrong
      President

     /s/ Mark Armstrong
--------------------------
      Mark Armstrong
      Member